Exhibit 4.9

Description of Securities of Aterian, Inc.

The authorized capital stock of Aterian, Inc., a Delaware corporation (the “Company”), consists of:

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500,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”); and
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10,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).

Common Stock

Dividend Rights. Dividends may be declared and paid on Common Stock if, as and when determined by the Company’s board of directors (the “Board”), subject to any preferential dividend or other rights of any then outstanding Preferred Stock and to the requirements of applicable law.

Voting Rights. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) does not provide for cumulative voting for the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any outstanding Preferred Stock may be entitled to elect. The Certificate of Incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of the Company’s stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Certificate of Incorporation and the Company’s Amended and Restated Bylaws (the “Bylaws”) also provide that the directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of the Certificate of Incorporation. See the section of this exhibit entitled “Anti-Takeover Effects of Certain Provisions of the Company’s Certificate of Incorporation, Bylaws and General Corporation Law of the State of Delaware” for additional details regarding the anti-takeover provisions of the Certificate of Incorporation and Bylaws.

No Preemptive or Similar Rights. The Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. If the Company becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to its stockholders would be distributable ratably among the holders of Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Fully Paid and Non-Assessable. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Anti-Takeover Provisions. See the below section titled “Anti-Takeover Effects of Certain Provisions of the Company’s Certificate of Incorporation, Bylaws and General Corporation Law of the State of Delaware”.

Listing

The Common Stock is listed on the Nasdaq Capital Market under the symbol “ATER”.

Preferred Stock

The Board is authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of Preferred Stock in one or more series, to determine and fix from time to time the number of shares to be included in such series, and to fix the voting powers, designations, preferences and other rights, qualifications and restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences of such series, in each case without further vote or action by the stockholders. The Board can also increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders.

The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. The Company has no current plans to issue any shares of Preferred Stock.

Warrants

As of December 31, 2021, the Company had outstanding warrants to purchase an aggregate of 440,959 shares of Common Stock as follows:

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warrants to purchase an aggregate of 139,036 shares with an exercise price of $15.60 per share, all of which are currently exercisable and expire on September 4, 2023;
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warrants to purchase an aggregate of 76,923 shares with an exercise price of $15.60 per share, all of which are currently exercisable and expire on June 14, 2024, which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the Common Stock is greater than the exercise price of the warrant on the expiration date of the warrant;
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a warrant to purchase an aggregate of 25,000 shares with an exercise price of $9.09 per share, all of which are currently exercisable and expire on August 18, 2030; and

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a warrant to purchase 200,000 shares with an exercise price of $4.70, which is currently exercisable and will expire on December 22, 2021.

All of the outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to the Company under certain circumstances. Certain of the warrants also contain provisions that provide certain rights to warrant holders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as the right to receive the same amount and kind of consideration paid to the holders of Common Stock in the fundamental transaction.

Anti-Takeover Effects of Certain Provisions of the Company’s Certificate of Incorporation, Bylaws and General Corporation Law of the State of Delaware

Certain provisions of Delaware law, along with the Certificate of Incorporation and the Bylaws, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with the Board. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire the Company, which could deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Delaware Law

The Company is subject to Section 203 of the General Corporation Law of the State of Delaware (“DGCL”), which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board.

Choice of Forum

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on the Company’s behalf; (2) any action asserting a claim of breach of a fiduciary duty by any of the Company’s directors, officers, employees, agents or stockholders to the Company or its stockholders, creditors or other constituents; (3) any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine. The provision will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the choice of forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, the Certificate of Incorporation does not relieve the Company of its duties to comply with federal securities laws and the rules and regulations thereunder, and its stockholders will not be deemed to have waived the Company’s compliance with these laws, rules and regulations. The Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and to have consented to this choice of forum provision.

This choice of forum provision in the Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, employees or agents, which may discourage such lawsuits against the Company and its directors, officers, employees or agents. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Board of Directors Vacancies. Any vacancy or newly created directorship in the Board, however occurring, shall be filled only by the vote of a majority of the directors then in office, although less than a quorum, and shall not be filled by the stockholders, unless the Board determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders. In addition, the number of directors constituting the Board shall be determined from time to time by a resolution adopted by the Board. These provisions may prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board and promotes continuity of management.

Classified Board. The Board is divided into three classes. The directors in each class will serve for a three-year term (other than the directors initially assigned to Class I, whose term shall expire at the first annual meeting of stockholders following the Company’s initial public offering and those assigned to Class II, whose term shall expire to the second annual meeting of stockholders following the Company’s initial public offering), one class being elected each year by the stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Meetings. The Certificate of Incorporation and the Bylaws provide that a special meeting of stockholders may be called only by the Board, the chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer), thus prohibiting a stockholder (in the capacity as a stockholder) from calling a special meeting. These provisions might delay the ability of the stockholders to force consideration of a proposal or for stockholders controlling a majority of the capital stock to take any action, including the removal of directors.

Elimination of Stockholder Action by Written Consent. The Certificate of Incorporation and the Bylaws eliminate the right of stockholders to act by written consent without a meeting. As a result, a holder controlling a majority of the capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of the stockholders called in accordance with the Bylaws.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude the stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders if the proper procedures are not followed. The Company expects that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting. The Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of Preferred Stock may be entitled to elect.

Directors Removed Only for Cause. The Certificate of Incorporation and the Bylaws provide that no member of the Board may be removed from office by the stockholders except for cause and upon the approval of not less than two-thirds in voting power of the outstanding shares of capital stock then entitled to vote in the election of directors.

Issuance of Undesignated Preferred Stock. The ability of the Board, without action by the stockholders, to issue up to 10,000,000 shares of undesignated Preferred Stock with voting or other rights or preferences as designated by the Board could impede the success of any attempt to change control of the Company. This may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Amendment of Charter Provisions. The amendment of any of the above provisions, except for the provisions making it possible for the Board to issue Preferred Stock or for the stockholders to cumulate their votes, require approval by holders of at least two-thirds of the total voting power of all of the outstanding voting stock. The provisions of the DGCL, the Certificate of Incorporation and the Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the Board. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.